Exhibit (a)(5)(B)

News Release

For Immediate Release

PS Business Parks, Inc. Announces Expiration and Results of Tender Offers to Purchase for Cash

Any and All of its Outstanding Preferred Securities Described Below

NEW YORK–(BUSINESS WIRE), December 21, 2022 – PS Business Parks, Inc. (the “Company”) (NYSE: PSBPrX, PSBPrY, PSBPrZ) announced today the expiration and results of its previously announced tender offers (the “Offers”) to purchase for cash any and all of its outstanding preferred securities described in the table below (collectively referred to as the “Securities”). The following table sets forth the results of the Offers:

Series of Securities	CUSIP No. / ISIN	Number of Securities Tendered and Accepted for Purchase
Depositary Shares each representing 1/1,000 of a Share of 5.250% Cumulative Preferred Stock, Series X of the Company (“Series X Preferred Shares”)	69360J 594 / US69360J5948	5,953,898

Depositary Shares each representing 1/1,000 of a Share of 5.200% Cumulative Preferred Stock, Series Y of the Company (“Series Y Preferred Shares”)	69360J 578 / US69360J5781	5,756,691

Depositary Shares each representing 1/1,000 of a Share of 4.875% Cumulative Preferred Stock, Series Z of the Company (“Series Z Preferred Shares”)	69360J 552 / US69360J5526	9,728,688

The Offers expired on December 20, 2022 at 11:59 p.m., New York City time. The Company expects that the settlement date for the Offers will be December 23, 2022.

In accordance with its previous announcement, the Company has notified the New York Stock Exchange (the “NYSE”) of its decision to delist each series of the Securities from the NYSE. The Company intends to file a Form 25 to delist each series of the Securities with the SEC on or about January 3, 2023. The Company expects the last trading day for each series of the Securities on the NYSE will be on or about January 13, 2023. Following the effectiveness of such delisting, the Company intends to file a Form 15 with the SEC on or about January 13, 2023 to terminate the registration of each series of the Securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company’s reasons for delisting and deregistering the Securities include (i) the ability to control the dissemination of certain business information, which is currently disclosed in its periodic reports and, accordingly, made available to its competitors, vendors, customers and other interested parties, potentially to its detriment, (ii) the cost savings that the Company expects it could realize as a result of the delisting and the termination of the registration of each series of the Securities under the Exchange Act, and (iii) the additional savings in its management’s and employees’ time that will no longer be spent preparing the periodic reports required under the Exchange Act.

This communication is not a recommendation to buy or sell the Securities or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities. The Offers were made solely pursuant to the Offer to Purchase, dated November 22, 2022 (the “Offer to Purchase”), the accompanying Letter of Transmittal, dated November 22, 2022 (the “Letter of Transmittal”), and related materials filed as part of the tender offer statement on Schedule TO, including any amendments and supplements thereto (the “Schedule TO” and, together with the Offer to Purchase and Letter of Transmittal, the “Offer Materials”). Holders of Securities may also obtain a free copy of the Offer Materials and other documents that the Company has filed or intends to file with the SEC at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by PS Business Parks, Inc. with the SEC. You should not place undue reliance on forward-looking statements and PS Business Parks, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Investor Inquiries:

BofA Securities acted as dealer manager for the Offers.

For additional information regarding the terms of the Offers, please contact BofA Securities at:

(888) 292-0070 (toll-free)

(980) 387-3907 (collect)

debt_advisory@bofa.com

To confirm delivery of the Securities, please call Global Bondholder Services Corporation, the information agent for the Offers, at:

(212) 430-3774 (collect)

(855) 654-2015 (toll-free)

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers. A copy of the Offer to Purchase and other relevant documents are also available at the following website: https://www.gbsc-usa.com/psbusiness/.

Press Inquiries:

FGS Global

LinkLogistics@fgsglobal.com

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